EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Pioneer Natural Resources Company (“Pioneer”), which amends the initial filing of such Registration Statement, and the related proxy statement/prospectus of the reference to and report of Netherland, Sewell & Associates, Inc. contained in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” included in the proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Dallas, Texas		Chairman and Chief Executive Officer
November 5, 2013